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                                                                    EXHIBIT 11.1


                    SCM Microsystems, Inc. and Subsidiaries
         Statement Regarding Computation of Net Income (Loss) Per Share
                     (in thousands, except per share data)


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
                                                           YEAR ENDED DECEMBER 31,
                                                         ----------------------------
                                                          1999       1998       1997
                                                         -------    -------    ------
Net income (loss) applicable to common stockholders
  (numerator), basic...................................  $ 9,108    $(4,973)   $1,547
Dilutive effect of Dazzle options......................      (93)        --        --
                                                         -------    -------    ------
Net income (loss) applicable to common shareholders
  (numerator), diluted.................................  $ 9,015    $(4,973)   $1,547
                                                         =======    =======    ======
Shares (denominator):
  Weighted average common shares outstanding used in
     computation of basic..............................   14,082     13,253     4,394
  Series A convertible preferred stock.................       --         --       655
  Dilutive effect of common stock equivalents using the
     treasury stock method.............................    1,004         --       565
                                                         -------    -------    ------
Shares used in computation, diluted....................   15,086     13,253     5,614
                                                         =======    =======    ======
Net income (loss) per share:
  Basic................................................  $  0.65    $ (0.38)   $ 0.35
                                                         =======    =======    ======
  Diluted..............................................  $  0.60    $ (0.38)   $ 0.28
                                                         =======    =======    ======
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